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                                                                     EXHIBIT 8.1

        [Opinion of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana,
                             Houston, Texas 77002]

April 30, 2001


Transocean Sedco Forex Inc.
4 Greenway Plaza
Houston, Texas 77046

Gentlemen:

          We have acted as United States counsel to Transocean Sedco Forex Inc., a Cayman Islands exempted company (the "Company"), in connection with the registration of US$700 million aggregate principal amount of its 6.625% Notes due 2011 and US$600 million aggregate principal amount of its 7.500% Notes due 2031 (the "new notes") pursuant to a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The defined terms "old notes," "new notes" and "exchange offer" used in this opinion have the meanings assigned to such terms in the Registration Statement.

          The following opinion is based on our review of the Registration Statement and such other materials and documents as we have deemed appropriate. In rendering our opinion, we have assumed the accuracy of the matters described in the Registration Statement and that the transactions described in the Registration Statement will take place as stated therein.

          On the basis of the foregoing, we hereby confirm, based on existing law and regulations, that the discussion set forth in the Prospectus included in the Registration Statement under the caption "Certain United States Federal Tax Considerations" is our opinion (i) as to all material United States federal income tax consequences relating to the exchange offer and the acquisition, ownership and disposition of the notes by U.S. holders and (ii) as to all material U.S. federal income and estate tax considerations relating to the exchange offer and the acquisition, ownership and disposition of the notes by non-U.S. holders. Our opinion is subject to the qualifications and limitations set forth in that discussion.

          We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                      Very truly yours,


                                      /s/ BAKER BOTTS L.L.P.